EXHIBIT 99.1

First Data Reports Fourth Quarter 2015 Financial Results

•	Record quarterly results since privatization for GAAP Consolidated revenue, Segment revenue and Adjusted EBITDA

•	Q4 GAAP Consolidated revenue of $3.0 billion, up 3%; up 5% excluding currency impacts

•	Q4 Segment revenue of $1.8 billion, up 2%; up 4% excluding currency impacts

•	Q4 Adjusted EBITDA of $762 million, up 7%; Adjusted EBITDA margin expands 200 basis points to 41.6%

•	Q4 GAAP Net loss of $1.2 billion due to $1.3 billion of debt extinguishment charges and one-time IPO-triggered expenses

•	Adjusted net income of $299 million, up 58%, driven by improved operating results and lower interest expense

•	Significant balance sheet actions, reducing annualized cash interest to $1.0 billion, a $0.5 billion reduction

NEW YORK, February 9, 2016 - First Data Corporation (NYSE: FDC), a global leader in commerce-enabling technology and solutions, today reported financial results for the fourth quarter ended December 31, 2015. Consolidated revenue for the fourth quarter was $3.0 billion, up 3% versus the prior year period, or up 5% excluding currency impacts. Segment revenue, which modifies consolidated revenue for pass-through items and other impacts, was $1.8 billion for the quarter, up 2% versus the prior year period, or up 4% excluding currency impacts. Fourth quarter constant currency Segment revenue growth was 5% excluding the net impact of the GBS EMEA portfolio sale in the prior year period, an adverse difference in the year over year timing of security software revenue, and a benefit from a change in contract terms for a client in the NSS segment in the fourth quarter of 2015.

For the fourth quarter 2015, the net loss attributable to First Data was $1.2 billion, which compares to net income of $12 million in the prior year period. The decline was driven by debt extinguishment charges and one-time IPO-triggered expenses which totaled $1.3 billion in the fourth quarter. Adjusted Net Income, which modifies net income for items such as debt extinguishment charges, stock-based compensation, amortization of acquisition intangibles, restructuring costs and other non-normal course items, was $299 million, up $110 million or 58% versus the prior year period, driven by improved operating results and lower interest expense.

For the fourth quarter 2015, adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) was $762 million, up 7% versus the prior year period. Adjusted EBITDA margin improved 200 basis points to 41.6% in the quarter. Adjusted EBITDA benefited in the quarter by $11 million from gains on the revaluation of U.S. dollar denominated assets and liabilities in Argentina, and $8 million from the previously mentioned change in contract terms for a NSS client.

As a result of capital market transactions announced since September 30, 2015, the Company reduced its average borrowing costs from approximately 7.3% at September 30th, 2015 to approximately 5.5% at current interest rates, and reduced its annualized cash interest expense by $0.5 billion to approximately $1.0 billion.

"During a quarter that saw First Data return to public ownership, we were pleased to post continued revenue growth, solid margin expansion, and the refinancing of all our high cost debt earlier than planned,” said Frank Bisignano, First Data Chairman and CEO. “We expect 2016 to be a year focused on the execution of our growth initiatives and continued expense management,” Bisignano added.

Among recent highlights for First Data, beyond significant capital structure improvements, were the release of its Clover Go point-of-sale device, and continued progress on expense management initiatives which included consolidation of real estate. In addition, First Data continues to see wins with large enterprise clients across all three segments.

Segment Results

Global Business Solutions (GBS) provides retail point-of-sale merchant acquiring and eCommerce services, next-generation offerings such as mobile payment services, as well as the company's cloud-based Clover® point-of-sale operating system and its marketplace of proprietary and third-party business apps. Approximately 78% of GBS revenue is generated in North America and approximately 13% is generated in EMEA.

Segment revenue for the fourth quarter 2015 was $1.0 billion, down 1% versus the prior year period, or up 2% on a constant currency basis. GBS constant currency revenue growth was adversely impacted by 2 percentage points by the non-recurrence of the previously mentioned EMEA portfolio sale in the prior year period and an adverse difference in the year over year timing of fourth quarter security software revenue.

Within geographic regions, fourth quarter 2015 North America revenue of $802 million was flat versus the prior year period as increased product sales and 6% transaction growth were offset by a lower blended yield, and the timing difference in security software revenue which adversely impacted GBS North America revenue growth by approximately one percentage point. EMEA revenue was $144 million, down 7%, or up 3% on a constant currency basis, driven by 14% transaction growth, partially offset by the non-recurrence of the portfolio sale that benefited the prior period by $12 million.

Fourth quarter 2015 GBS adjusted expenses were $603 million, down 2% versus the prior year period, aided by a $7 million benefit from gains on the revaluation of U.S. dollar denominated assets and liabilities in Argentina during the quarter.

Fourth quarter 2015 Segment EBITDA was $436 million, flat versus the prior year period which included the $12 million benefit from the EMEA portfolio sale. Segment EBITDA margin for the fourth quarter was 42.0%, up 50 basis points versus the prior year period.

Global Financial Solutions (GFS) provides credit and retail private-label card processing, output services and next-generation offerings, such as its VisionPLUS Flex software, which enables card issuers to manage all of their payments-related products and services as a single, integrated “one-stop-shop” solution. Approximately 59% of GFS revenue is generated in North America and approximately 29% is generated in EMEA.

Fourth quarter 2015 Segment revenue was $394 million, up 1% versus the prior year period, or up 5% on a constant currency basis. Within geographic regions, North America revenue of $234 million was up 9% primarily due to growth from new business, internal growth and increased card personalization volume due to EMV demand. North America GFS card accounts on file grew 14% year over year. EMEA revenue was $117 million, down 10%, or down 2% on a constant currency basis, as internal growth was offset by lower blended yield.

Fourth quarter 2015 GFS adjusted expenses were $232 million, down 4% versus the prior year period, aided by a $4 million benefit from gains on the revaluation of U.S. dollar denominated assets and liabilities in Argentina during the quarter.

Fourth quarter 2015 Segment EBITDA was $162 million, up 8% versus the prior year period. Segment EBITDA margin for the fourth quarter was 41.1%, up 270 basis points versus the prior year period.

Network & Security Solutions (NSS) provides a wide range of network services such as Electronic Funds Transfer (EFT) Network Solutions, Stored Value Network Solutions, and Security and Fraud Management Solutions. Nearly all of NSS revenue is generated in North America.

Fourth quarter 2015 Segment revenue was $398 million, up 11% versus the prior year period. Revenue growth in the quarter was primarily driven by transaction growth in EFT Network Solutions, growth in merchant security solutions and increased stored value volume. Stored value revenues also benefited by $10 million from a change in contract terms for one client.

Fourth quarter 2015 NSS adjusted expenses were $207 million, up 4% versus the prior year period, driven by increased cost of goods associated with revenue growth and investment in certain products.

Fourth quarter 2015 Segment EBITDA was $191 million, up 19% versus the prior year period. Segment EBITDA margin for the fourth quarter was 48.0%, up 340 basis points versus the prior year period.

Cash Flow

In the fourth quarter 2015, the company generated $108 million in cash flow from operations, down $328 million versus the prior year period. Free cash flow, which the company defines as cash flow from operations less capital expenditures and distributions to minority interests, was $(116) million in the current quarter, down $331 million versus the prior year period. The declines in both measures were driven by $349 million of accelerated cash interest payments related to the debt pay downs and refinancing activity during the quarter, and a one-time cost triggered by the IPO. The company finished the quarter with approximately $1.4 billion in unrestricted liquidity.

Improvements to Capital Structure

In October 2015, First Data raised approximately $2.8 billion from issuing approximately 176,000,000 shares of Class A common stock.

On November 18, 2015, First Data issued $3.4 billion in senior unsecured notes with an interest rate of 7.0%. The proceeds of these notes, together with net proceeds from the initial public offering and borrowings under the senior secured revolving credit facility, were used to redeem all of the outstanding 12.625% senior notes due 2021, all of the outstanding 10.625% senior notes due 2021, and all of the outstanding 11.75% senior subordinated notes due 2021, along with fees and expenses. The new notes mature in December 2023.

On November 25, 2015, First Data issued $1.0 billion in first lien senior secured notes with an interest rate of 5.0% and $2.2 billion in second lien senior secured notes with an interest rate of 5.75%. The proceeds of these notes were used to redeem all of the outstanding 8.25% second lien notes due 2021 and all of the outstanding 8.75% second lien notes due 2022 ($250 million was redeemed in December 2015 and $750 million was redeemed in January 2016), along with fees and expenses. The new notes mature in January 2024.

In November 2015, First Data also replaced the Company’s $1.5 billion senior secured term loan facility due March 2017 with incremental term loans of $1.25 billion and €200 million due July 2022 with an interest rate of LIBOR plus 375 basis points.

On December 31, 2015, First Data entered into an accounts receivables securitization program. On January 14, 2016, the Company borrowed $240 million securitized by accounts receivable of certain subsidiaries at a rate of LIBOR plus 200 basis points.

Non-GAAP Measures

In certain circumstances, results have been presented that are non-GAAP (generally accepted accounting principles) measures and should be viewed in addition to, and not in lieu of, the company's reported results. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to the corresponding GAAP financial measures, provide a more complete understanding of our business. Investors are strongly encouraged to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain items and other adjustments and is used by management as a measure of operating performance. The company believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about non-recurring items that the company does not expect to continue at the same level in the future. Adjusted Net Income, a measure used by management to measure operating performance, is not a recognized term under GAAP and does not purport to be an alternative to net income (loss) attributable to First Data as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, Adjusted Net Income is not intended to be a measure of free cash flow available for management’s discretionary use as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes that Adjusted Net Income is helpful in highlighting trends because Adjusted Net Income excludes the results of items that may mask underlying trends in the business. Because not all companies use identical calculations, this presentation of Adjusted EBITDA and Adjusted Net Income may not be comparable to other similarly titled measures of other companies.

Certain measures in this release are presented excluding the estimated impact of foreign currency changes (constant currency). To present this information, monthly results in the current period for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding month of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Once translated, each month in the period is added together to calculate the constant currency current period results.

Reconciliations to comparable GAAP measures are available in the accompanying schedules and in the "Investor Relations" section of the company's website at investor.firstdata.com.

Investor Conference Call

The company will host a conference call and webcast on Wednesday, February 10, 2016, at 8 a.m. EST to review the fourth quarter 2015 financial results.

To listen to the call, dial +1 (800) 708-4540 (U.S.) or +1 (847) 619-6397 (outside the U.S.); passcode 41578957, at least 10 minutes prior to the start of the call. The call will be webcast on the “Investor Relations” section of the First Data website at investor.firstdata.com and a slide presentation to accompany the call will also be available on the website.

A replay of the call will be available through February 24, 2016, at +1 (888) 843-7419 (U.S.) or +1 (630) 652-3042 (outside the U.S.); passcode 41578957 and via webcast at investor.firstdata.com.

Please note: Other than the replay, First Data has not authorized, and disclaims responsibility for any recording, replay or distribution of any transcription of this call.

About First Data

First Data is a global leader in commerce-enabling technology and solutions, serving approximately six million business locations and 4,000 financial institutions in 118 countries around the world. The company’s 23,000 owner-associates are dedicated to helping companies, from start-ups to the world’s largest corporations, conduct commerce every day by securing and processing more than 2,300 transactions per second and $1.9 trillion per year.

Contact

Peter Poillon Investor Relations First Data 212-266-3565 Peter.Poillon@firstdata.com	Liidia Liuksila Public Relations First Data 212-515-0174 Liidia.Liuksila@firstdata.com

First Data Corporation
Consolidated Statements of Operations
(Unaudited)
(in millions)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2015	2014	% Change	2015	2014	% Change
Revenues:
Transaction and processing service fees (a)	$1,691	$1,646	3%	$6,597	$6,510	1%
Product sales and other	323	326	-1%	1,167	1,038	12%
Total revenues (excluding reimbursable items)	2,014	1,972	2%	7,764	7,548	3%
Reimbursable PIN debit fees, postage, and other	950	911	4%	3,687	3,604	2%
Total revenues	2,964	2,883	3%	11,451	11,152	3%
Expenses:
Cost of services	816	697	17%	2,871	2,668	8%
Cost of products sold	99	90	10%	356	330	8%
Selling, general and administrative	725	505	44%	2,292	2,043	12%
Depreciation and amortization	262	260	1%	1,022	1,056	-3%
Other operating expenses - Restructuring, net	13	2	N/M	53	13	N/M
Total expenses (excluding reimbursable items)	1,915	1,554	23%	6,594	6,110	8%
Reimbursable PIN debit fees, postage and other	950	911	4%	3,687	3,604	2%
Total expenses	2,865	2,465	16%	10,281	9,714	6%
Operating profit	99	418	-76%	1,170	1,438	-19%
Interest expense, net	(338)	(403)	-16%	(1,537)	(1,728)	-11%
Loss on debt extinguishment	(960)	—	N/M	(1,068)	(274)	N/M
Other income (b)	28	21	33%	29	161	-82%
(Loss) income before income taxes and equity earnings in affiliates	(1,171)	36	N/M	(1,406)	(403)	249%
Income tax expense	56	28	100%	101	82	23%
Equity earnings in affiliates (a)	64	57	12%	239	220	9%
Net (loss) income	(1,163)	65	N/M	(1,268)	(265)	N/M
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	54	53	2%	213	193	10%
Net (loss) income attributable to First Data Corporation	$(1,217)	$12	N/M	$(1,481)	$(458)	N/M

(See accompanying notes)

First Data Corporation
Summary Segment Data
(Unaudited)
(in millions)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2015	2014	% Change	2015	2014	% Change
Segment Revenues (c):
Global Business Solutions	$1,039	$1,049	-1%	$4,089	$4,046	1%
Global Financial Solutions	394	391	1%	1,495	1,489	—%
Network & Security Solutions	398	359	11%	1,464	1,369	7%
Total segment revenues	1,831	1,799	2%	7,048	6,904	2%
Adjustments to reconcile to Consolidated revenues:
Adjustments for non wholly owned entities (d)	16	26	-38%	74	57	30%
Independent Sales Organization (ISO) commission expense (e)	167	147	14%	642	587	9%
Reimbursable PIN debit fees, postage, and other	950	911	4%	3,687	3,604	2%
Consolidated revenues	$2,964	$2,883	3%	$11,451	$11,152	3%

Adjusted EBITDA (f):
Global Business Solutions	$436	$435	—%	$1,681	$1,687	—%
Global Financial Solutions	162	150	8%	550	529	4%
Network & Security Solutions	191	160	19%	639	608	5%
Corporate	(27)	(33)	-18%	(140)	(161)	-13%
Adjusted EBITDA	762	712	7%	2,730	2,663	3%
Adjustments to reconcile to Net (loss) income attributable to First Data Corporation:
Adjustments for non wholly owned entities (d)	7	7	—%	26	24	8%
Depreciation and amortization	(262)	(260)	1%	(1,022)	(1,056)	-3%
Interest expense, net	(338)	(403)	-16%	(1,537)	(1,728)	-11%
Loss on debt extinguishment	(960)	—	N/M	(1,068)	(274)	N/M
Other items (g)	11	(1)	N/M	(75)	92	N/M
Income tax (expense) benefit	(56)	(28)	100%	(101)	(82)	23%
Stock-based compensation	(298)	(5)	N/M	(329)	(50)	N/M
Costs of alliance conversions (h)	—	(3)	N/M	(5)	(20)	-75%
Kohlberg Kravis Roberts & Co. (KKR) related items (i)	(83)	(7)	N/M	(100)	(27)	N/M
Net (loss) income attributable to First Data Corporation	$(1,217)	$12	N/M	$(1,481)	$(458)	N/M

Segment depreciation and amortization (a):
Total segment depreciation and amortization	$256	$252	2%	$999	$1,032	-3%
Adjustments for non wholly owned entities (d)	21	23	-9%	83	86	-3%
Amortization of initial payments for new contracts	13	10	30%	51	45	13%
Total consolidated depreciation and amortization per Consolidated Statements of Cash Flows	290	285	2%	1,133	1,163	-3%
Amortization of equity method investments	(15)	(15)	—%	(60)	(62)	-3%
Amortization of initial payments for new contracts	(13)	(10)	30%	(51)	(45)	13%
Total consolidated depreciation and amortization per Consolidated Statements of Operations	$262	$260	1%	$1,022	$1,056	-3%

(See accompanying notes)

First Data Corporation
Notes to Financial Schedules
(Unaudited)

(a)
Includes amortization of initial payments for new contracts (presented in "Summary Segment Data"), which is recorded as a contra-revenue within "Transaction and processing service fees" and amortization related to equity method investments, which is netted within the "Equity earnings in affiliates" line of $15 million and $60 million for the three and twelve months ended December 31, 2015, respectively, and $15 million and $62 million for the three and twelve months ended December 31, 2014, respectively.

(b)	Other income includes divestitures, impairments, derivative gains and (losses), and non-operating foreign currency gains and (losses), as applicable to the periods presented.

(c)
Segment revenues exclude reimbursable PIN debit fees, postage and other revenue. For significant affiliates, segment revenue is reflected based on our proportionate share of the results of our investments in businesses accounted for under the equity method and consolidated subsidiaries with noncontrolling ownership interests. For other affiliates, we include equity earnings in affiliates, excluding amortization expense, in segment revenue. In addition, our segment measures reflect revenue-based commission payments to Independent Sales Organizations (ISOs).

(d)
Net adjustment to reflect our proportionate share of the results of our investments in businesses accounted for under the equity method and consolidated subsidiaries with noncontrolling ownership interests. For other affiliates, we include equity earnings in affiliates, excluding amortization expense, in segment revenue and Adjusted EBITDA by segment.

(e)	Independent Sales Organization commissions are presented as contra-revenues in the Consolidated Statements of Operations.

(f)
Adjusted EBITDA includes equity earnings in affiliates and excludes depreciation and amortization expense, net income attributable to noncontrolling interests, other operating expenses, and other income (expense).

(g)
Includes adjustments to exclude the official check and money order businesses due to the Company’s wind down of these businesses, restructuring, non-normal course litigation and regulatory settlements, debt issuance costs, and "Other income (expense)" as presented in the Consolidated Statements of Operations, which includes divestitures, impairments, derivative gains and (losses), non-operating foreign currency gains and (losses).

(h)	Costs of alliance conversions primarily represent costs directly associated with the strategy to have First Data Corporation operate the Bank of America N.A.'s (the Bank) legacy settlement platform.

(i)
Represents KKR annual sponsorship fees for management, consulting, financial and other advisory services. In the fourth quarter 2015, the management agreement was terminated upon consummation of the initial public offering and KKR was paid a termination fee of $78 million in addition to its quarterly $5 million fee.

First Data Corporation
Adjusted Net Income
(Unaudited)
(in millions)

ADJUSTED NET INCOME

Three Months Ended December 31, 2015

		Adjustments
	GAAP	Segment Adjustments (a)	Stock-based compensation (b)	Loss on debt extinguishment	MTM adjustment for derivatives and non-hedged euro-denominated debt	Amortization of acquisition intangibles	Restructuring, impairment, litigation and other (c)	Adjusted
Total revenues	$2,964	$(1,133)	$—	$—	$—	$—	$—	$1,831
Total expenses	2,865	(1,143)	(298)	—	—	(155)	(94)	1,175
Operating profit	99	10	298	—	—	155	94	656
Interest (expense) benefit, net	(338)	—	—	—	—	—	12	(326)
Loss on debt extinguishment	(960)	—	—	960	—	—	—	—
Other income (expense)	28	—	—	—	(33)	—	5	—
(Loss) income before income taxes and equity earnings in affiliates	(1,171)	10	298	960	(33)	155	111	330
Income tax expense (benefit)	56	—	(1)	—	—	(19)	(5)	31
Equity earnings in affiliates	64	(64)	—	—	—	—	—	—
Net (loss) income	(1,163)	(54)	299	960	(33)	174	116	299
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	54	(54)	—	—	—	—	—	—
Net (loss) income attributable to First Data Corporation	$(1,217)	$—	$299	$960	$(33)	$174	$116	$299

Net (loss) income per share:
Basic	$(1.60)							$0.33
Diluted	$(1.60)							$0.32
Weighted-average common shares outstanding:
Basic	762,782,735							895,406,983	(d)
Diluted	762,782,735							920,922,969	(d)

(a)	Segment Adjustments represent proportional consolidation, Independent Sales Organization commissions (ISOs), other non wholly owned adjustments, Reimbursable PIN debit fees, postage, and other.

(b)	Includes $254 million of stock-based compensation expense recognized in conjunction with the IPO.

(c)	Includes a $78 million management termination fee paid to KKR triggered by the IPO.

(d)	Basic and diluted weighted-average common shares outstanding in the Adjusted column assumes the Company’s initial public offering and related activities occurred on October 1, 2015.

First Data Corporation
Adjusted Net Income
(Unaudited)
(in millions)

ADJUSTED NET INCOME

Three Months Ended December 31, 2014

		Adjustments
	GAAP	Segment Adjustments (a)	Stock-based compensation	MTM adjustment for derivatives and non-hedged euro-denominated debt	Amortization of acquisition intangibles	Restructuring, impairment, litigation and other	Adjusted
Total revenues	$2,883	$(1,084)	$—	$—	$—	$—	$1,799
Total expenses	2,465	(1,088)	(5)	—	(164)	(20)	1,188
Operating profit	418	4	5	—	164	20	611
Interest (expense) benefit, net	(403)	—	—	—	—	14	(389)
Other income (expense)	21	—	—	(25)	—	4	—
Income (loss) before income taxes and equity earnings in affiliates	36	4	5	(25)	164	38	222
Income tax expense	28	—	—	—	2	3	33
Equity earnings in affiliates	57	(57)	—	—	—	—	—
Net income (loss)	65	(53)	5	(25)	162	35	189
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	53	(53)	—	—	—	—	—
Net income (loss) attributable to First Data Corporation	$12	$—	$5	$(25)	$162	$35	$189

(a)	Segment Adjustments represent proportional consolidation, Independent Sales Organization commissions (ISOs), other non wholly owned adjustments, Reimbursable PIN debit fees, postage, and other.

First Data Corporation
Operating Data
(Unaudited)
(in millions)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2015	2014	% Change	2015	2014	% Change
GBS:
North America merchant transactions (a)	11,232	10,576	6%	43,362	41,453	5%
International merchant transactions (b)	1,882	1,645	14%	6,867	6,030	14%

GFS:
North America card accounts on file (c)				813	714	14%
International card accounts on file (d)				146	132	11%

NSS:
Network transactions (EFT and Stored Value) (e)	5,067	4,686	8%	18,918	17,435	9%

(a)
North American merchant transactions include acquired Visa and MasterCard credit and signature debit, American Express and Discover, PIN-debit, electronic benefits transactions, processed-only and gateway customer transactions at the POS. North American merchant transactions reflect 100% of alliance transactions.

(b)
International transactions include Visa, MasterCard, and other payment network merchant acquiring transactions for clients outside the U.S. and Canada. Transactions include credit, signature debit, PIN-debit POS, POS gateway, and ATM transactions.

(c)	North America card accounts on file reflect the total number of bankcard credit and retail credit accounts as of the end of the periods presented.

(d)	International card accounts on file reflect total bankcard and retail accounts outside the United States and Canada as of the end of the periods presented.

(e)	Network transactions include the debit issuer processing transactions, STAR Network issuer transactions, and closed loop and open loop POS transactions.

First Data Corporation
Selected Consolidated Balance Sheet and Cash Flow Data
(Unaudited)
(in millions)

SELECTED CONSOLIDATED BALANCE SHEET DATA
	As of	As of
	December 31, 2015	December 31, 2014

Cash and cash equivalents	$429	$358
Current settlement assets	8,150	7,555
Total assets	34,362	34,034

Short-term and current portion of long-term borrowings	856	161
Settlement obligations	8,150	7,557
Long-term borrowings	18,737	20,697
Total liabilities	30,625	31,434

Redeemable noncontrolling interest	77	70

Total First Data Corporation shareholder's equity (deficit)	668	(570)
Noncontrolling interests	2,992	3,100
Total equity	3,660	2,530

SELECTED CONSOLIDATED CASH FLOW DATA
	Three Months Ended December 31, 2015	Three Months Ended December 31, 2014	Twelve Months Ended December 31, 2015	Twelve Months Ended December 31, 2014

Source/(Use) of cash
Net cash provided by operating activities	$108	$436	$795	$1,035

Net cash used in investing activities	(131)	(164)	(685)	(329)

Net cash provided by (used in) financing activities	93	(291)	(16)	(743)

Supplemental cash flow data
Cash interest payments on long-term debt (a) (b)	$470	$220	$1,800	$1,717

(a)	For purposes of this schedule, long-term debt excludes interest on capital leases.

(b)
Cash interest payments increased $271 million for the three and twelve months ended December 31, 2015 compared to the same periods in 2014 due to the acceleration of cash interest payments as a result of our 2015 debt extinguishments.

OPERATING TO FREE CASH FLOW
	Three Months Ended December 31, 2015	Three Months Ended December 31, 2014	% Change

Operating cash flows	$108	$436	(75)%
Capital expenditures	(145)	(157)	(8)%
Distribution to minority interest	(79)	(64)	23%
Free Cash Flow	$(116)	$215	N/M

First Data Corporation
Normalized Segment Revenue Growth
(Unaudited)
(in millions)

	Three Months Ended December 31, 2015	Three Months Ended December 31, 2014	% Change

Total segment revenues	$1,831	$1,799	2%
Currency impact	48	—
Portfolio sale	—	(12)
Security software revenue timing	—	(8)
NSS client contract change	(10)	—
Normalized segment revenue growth	$1,869	$1,779	5%

First Data Corporation
Forward Looking Statements

Notice to Investors, Prospective Investors and the Investment Community; Cautionary Information Regarding Forward-Looking Statements

Certain matters we discuss in our public statements may constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans, projections or intentions. Examples of forward-looking statements include, but are not limited to, all statements we make relating to revenue, EBITDA, earnings, margins, growth rates and other financial results for future periods. By their nature, forward-looking statements: speak only as of the date they are made; are not statements of historical fact or guarantees of future performance; and are subject to risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify. Actual results could differ materially and adversely from our forward-looking statements due to a variety of factors, including the following: (1) adverse impacts from global economic, political, and other conditions affecting trends in consumer, business, and government spending; (2) our ability to anticipate and respond to changing industry trends, including technological changes and increasing competition; (3) our ability to successfully renew existing client contracts on favorable terms and obtain new clients; (4) our ability to prevent a material breach of security of any of our systems; (5) our ability to implement and improve processing systems to provide new products, improve functionality, and increase efficiencies; (6) our merchant alliance program which involves several alliances not under our sole control and each of which acts independently of the others; (7) credit and fraud risks in our business units and merchant alliances, particularly in the context of eCommerce and mobile markets; (8) consolidation among financial institution clients or other client groups that impacts our client relationships; (9) our ability to improve our profitability and maintain flexibility in our capital resources through the implementation of cost savings initiatives; (10) our ability to successfully value and integrate acquired businesses, including those outside of the United States; (11) our high degree of leverage; (12) adverse impacts from currency exchange rates or currency controls imposed by any government or otherwise; (13) changes in the interest rate environment that increase interest on our borrowings or the interest rate at which we can refinance our borrowings; (14) the impact of new laws, regulations, credit card association rules, or other industry standards; and (15) new lawsuits, investigations, or proceedings, or changes to our potential exposure in connection with pending lawsuits, investigations or proceedings, or changes to our potential exposure in connection with pending lawsuits, investigations or proceedings, and various other factors set forth in Risk Factors in our Prospectus, dated October 14, 2015, filed with the Securities and Exchange Commission pursuant to Rule 424(b).